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                              EMPLOYMENT AGREEMENT
                              BETWEEN dELiA*s INC.
                                       AND
                                  JAMES COOPER
                          DATED AS OF FEBRUARY 9, 2000


dELiA*s INC. (the "Company"), a Delaware corporation, and James Cooper (the "Executive") agree as follows:

1.       EMPLOYMENT AND DUTIES

(a) The Company shall employ the Executive, and the Executive shall serve the Company, as the senior vice president and chief financial officer of the Company. The Executive shall use his best efforts to promote the interests of the Company, and shall perform his duties faithfully and diligently, consistent with sound business practices.

(b) The Executive shall devote substantially his full business time to the performance of his duties for the Company (it being understood, however, that nothing in this agreement or otherwise shall be deemed to restrict the Executive from being a passive investor in businesses that are not competitive with the Company.

2.       TERMS OF EMPLOYMENT

Subject to Section 4, the Executive shall commence employment on March 1, 2000 (the "Commencement Date") and shall continue to be employed by the Company under this agreement until the close of business of the fourth anniversary of the Commencement Date.

3.       COMPENSATION

(a) SALARY. As compensation for all services to be rendered by the Executive during his employment under this agreement, the Executive shall be entitled to a base salary at the rate of $220,000 a year (payable in equal installments at least twice a month), subject to increases as provided in sections 3(b) ("Base Salary").

(b) RAISE. The Company may, in the sole and absolute discretion of the compensation committee of the Board of Directors, from time to time increase the Executive's Base Salary as it considers appropriate.

(c) CASH BONUS. In addition to the amounts to be paid to the Executive pursuant to Section 3(a), the Executive shall be eligible for an annual cash bonus targeted at 30% of his Base Salary, with an opportunity to earn up to 60% of his Base Salary, based upon achievement of personal and corporate objectives set annually not later than February 1 of such year by the Compensation Committee of the Board of Directors of the Company. In the Company's fiscal year 2000, the 30% target bonus will be guaranteed.


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d)   dELiA*s INC. OPTION GRANT.  The Company shall grant to the Executive options to purchase 80,000 shares of dELiA*s Inc. common stock under the dELiA*s Inc. Amended and Restated 1998 Stock Incentive Plan (the "Plan") at an exercise price equal to the closing price of dELiA*s Inc. common stock on the Commencement Date. The options will vest in equal installments over four years on each six-month anniversary of the Commencement Date. The options shall be subject to the standard terms and conditions applicable to stock options issued under the Plan and the Executive will enter into a standard option agreement governed by the Plan. In addition, Executive shall be eligible for future grants of options to purchase shares of dELiA*s Inc. common stock, expected to cover 5,000 to 10,000 shares annually, to be issued in the sole discretion of the compensation committee of the Board of Directors.

e) iTURF STOCK OPTIONS. The Company shall cause iTurf Inc. to grant tot he Executive options to purchase 20,000 shares of iTurf Inc. common stock under the iTurf Inc. Amended and Restated 1999 Stock Incentive Plan (the "iTurf Plan") at an exercise price equal to the closing price of iTurf Inc. common stock on the Commencement Date. The options will vest in equal installments over four years on each six-month anniversary of the Commencement Date. The option shall be subject to the standard terms and conditions applicable to stock options issued under the iTurf Plan and the Executive will enter into a standard option agreement governed by the iTurf Plan.

f) INITIAL SHARE GRANT. Provided that the Executive remains in the employ of the Company through the first anniversary of the Commencement Date, on the business day immediately following such anniversary date the Company shall issue to the Executive 7,500 shares of common stock of the Company. Such common stock shall not be registered for resale under the Securities Act of 1933 and only be resold pursuant to Rule 144 under the Securities Act or another exemption from registration.

4.       TERMINATION

The Executive's employment shall terminate upon his death, and may be terminated
(a) at the option of the Company (i) as a result of his disability, if in the good faith determination of the Company's Board of Directors, such disability has prevented the Executive from substantially performing his duties and obligations under this agreement during any period of six consecutive calendar months and the Company gives notice to the Executive not earlier than 30 days and not later than 90 days after the expiration of the six months (in which case the employment under this agreement shall terminate when that notice is given), or (ii) for Cause (as defined below), or (b) at the option of the Executive, as a result of a Constructive Discharge (as defined below) by the Company. Upon termination of employment (i) for death or disability, (ii) by the Company without Cause or (iii) by the Executive as a result of a Constructive Discharge by the Company, for the term of this agreement or the employment period, whichever is greater, the Company shall continue to pay the Executive (or his estate or any other person designated by the Executive in writing to the Company) the full amount of the Executive's Base Salary (as determined under sections 3(a) and 3(b) at the time of his termination until the first anniversary of the date of such termination. Upon termination by the Company for Cause, the Company shall have no further obligation to pay compensation, expenses and fringe benefits to the Executive pursuant to section 3.

As used in this agreement, "Cause" shall mean (i) failure by the Executive to report to work for any significant period of time without reasonable excuse, all as determined in good faith by the board of


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directors of the Company, (ii) refusal by the Executive, or the Executive's inability, to perform such duties as are generally performed by a chief financial officer of a company in a business similar to the Company's business as it may be conducted during the term of this agreement, all as determined in good faith by the board of directors, (iii) any criminal conduct by the Executive; (iv) any material breach by the Executive of any material provision of this agreement, after notice by the Company to the Executive of such breach and failure by the Executive to cure the breach promptly thereafter or (v) negligence in the performance of the Executive's duties to the Company, as determined in good faith by the board of directors. "Constructive Discharge" shall mean a material breach by the Company of any material provision of this agreement, after notice by the Executive to the Company of such breach and failure by the Company to cure the breach promptly thereafter.

5.       EXPENSES; FRINGE BENEFITS

During the employment of the Executive under this agreement:

(a) The Company shall reimburse the Executive, on presentation of vouchers or other evidence of such expenses in accordance with the policies of the Company, for all reasonable and customary business expenses incurred by him in the performance of his duties for the Company and for up to $1,000 per month in transportation expenses incurred in connection with the Executive's commute to the Company's office.

(b) Executive shall be entitled to participate, at the Company's expense (except for such co-payments as are generally required of the Company's managerial employees), in all of the Company's benefit and retirement programs (including medical benefits for Executive and his immediate family and health club membership for the Executive) for which managerial employees of the Company are generally eligible.

(c) Executive shall be entitled to not less than three (3) weeks of paid vacation during the first year of employment, which if not taken, unless otherwise required by law, may not be carried forward to any subsequent year unless the Board approves such vacation carry.

(d) The company may obtain key-man term life insurance on the life of the Executive, and the Company shall be the beneficiary under such policy.

6.       NON-COMPETITION; CONFIDENTIALITY

(a) The Executive may not at any time during his employment under this agreement, and within eighteen months after the termination of his employment, for any reason, engage or become interested in (as owner, lender, stockholder, partner, director, officer, employee, consultant or otherwise) any business that is in competition with the business conducted by the Company or its subsidiaries anywhere in any state in the United States in which the Company has engaged in such business.

(b) During the Executive's employment under this agreement, and or a period of eighteen months after the termination of his employment for any reason, the Executive shall not on his own behalf, or on behalf of any other person or enterprise, hire, solicit or encourage to leave the


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         employment of the Company any individual who was an employee of the
         Company or its affiliates during the Executive's employment by the Company.

(c) The Executive shall not, at any time during or after his employment under this agreement, disclose to any third party, except in the performance of his duties under this agreement or as may be required by law, any confidential matter regarding the Company's customers, suppliers, trade secrets or business (the "Confidential Information"). In the event that the Executive is required by law to disclose any Confidential Information, the Executive will in advance of such disclosure provide the other party with prompt notice of such requirement(s). The Executive also agrees, to the extent legally permissible, to provide the Company, in advance of any such disclosure, with a complete description of any Confidential Information he intends to disclose (and, if applicable, the text of the disclosure language itself) and to cooperate with the Company to the extent it may seek to limit such disclosure.

(d) The Executive acknowledges that the remedy at law for breach of the provisions of this section 6 would be inadequate and that, in addition to any other remedy the Company may have for breach of this section 6, the Company shall be entitled to an injunction restraining any such breach or threatened breach, without any bond or other security being required.

7.       MISCELLANEOUS

(a) The failure of a party to this agreement to insist on any occasion upon strict adherence to any term of this agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this agreement. Any waiver must be in writing.

(b) All notices and other communications under this agreement shall be in writing and shall be deemed given when delivered personally or mailed by registered mail, return receipt requested, to a party at his or its address as follows (or at such other address as a party may designate in any notice under this agreement):

         If to the Executive:

         James Cooper
         10 Highwood Place
         Trumbull, CT  06611

         Or such other address as the Executive may provide in writing to the Company.

         If to the Company:

         dELiA*s Inc.
         435 Hudson Street
         New York, NY  10014
         Attention:  President


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(c)  This agreement shall be assigned to and shall inure to the benefit of any successor to substantially all the assets and business of the Company as a going concern, whether by merger, consolidation, liquidation or sale of substantially all the assets of the Company or otherwise, and the Company shall cause any such successor to assume the Company's obligations under this agreement (but no such assignment shall relieve the Company of its obligations under this agreement).

(d) This agreement constitutes the entire understanding of the parties with respect to the subject matter of this agreement, cannot be changed or terminated except by a written agreement executed by the parties and shall be governed by the law of the State of New York applicable to agreements made and to be performed therein.

          IN WITNESS WHEREOF, the parties hereto have duly executed this agreement as of the date first above written.

                  dELiA*s INC.


                  By:   /s/ Timothy B. Schmidt
                     -------------------------
                           Timothy B. Schmidt
                           Senior Vice President


                  JAMES COOPER


                    /s/ James Cooper
                  ------------------